FOR IMMEDIATE RELEASE

RICK'S CABARET INTERNATIONAL, INC. COMPLETES ACQUISITION OF 9 OF 11 JAGUARS GENTLEMEN'S CLUBS

HOUSTON – (September 17, 2012) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the publicly traded group of upscale gentlemen’s clubs, announced today its subsidiary Jaguars Acquisitions, Inc. (JAI) and certain other subsidiaries have completed the acquisitions of nine gentlemen’s clubs in Texas and Arizona. Closing on the remaining two clubs in the 11-venue transaction is expected to take place shortly after final permitting has been obtained from local jurisdictions.

The subsidiaries have agreed to pay a total of $26 million for the 11 clubs. The Rick’s Cabaret subsidiaries are paying $4 million in cash for the clubs, with the remainder to be paid through seller notes at 9.5 percent interest payable over 12 years. The seller notes may be prepaid after five years. An additional $10 million will be paid for associated real estate, with closing on the real estate transactions expected to take place within the next two weeks.

The locations being purchased are the Jaguars Clubs in Phoenix, AZ and in Lubbock, Odessa, El Paso, Harlingen, Tye, Edinburg, Beaumont and Longview in Texas. The transaction also includes a new club in Lubbock that was recently opened as a Rick’s Cabaret and another in Odessa that is being developed and is expected to open shortly after the transaction has fully closed.

Eric Langan, President and CEO of Rick’s Cabaret International, Inc., said the acquisition price is well within the cost parameters generally followed by the company when making acquisitions.

Under terms of the purchase agreement, in the event the State of Texas seeks to enforce or attempts to collect obligations or liabilities due from the acquired clubs under the Texas Patron Tax or "Pole Tax," the promissory note for the clubs will be reduced according to a formula that could lower the price by as much as $6 million.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities as "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret” and other brand names. Sexual contact is not permitted at any locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com  or visit www.ricksinvestor.com Facebook http://www.facebook.com/rickscabaretintl.

Forward-looking Statements: This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visitwww.ricksinvestor.com.

Contact: Allan Priaulx, 212-338-0050, allan@ricks.com